Exhibit 11.1

SHARE DEALING CODE

Document Control and Certification

Version	2
Date	6 November 2024
Status	In effect
Author	General Counsel, Company Secretary and head of Risk and Compliance
Department	Legal and Company Secretary

Version Control

Date	Revision #	Description of Change	Author
14 February 2018	1	First publication	Memery Crystal LLP
6 November 2024	2	Insertion of new section 5 (Canadian and US Reporting) and associated definitions.	General Counsel, Company Secretary and head of Risk and Compliance

Introduction

Set out in this document is Caledonia Mining Corporation Plc’s (the “Company”) new code on dealings in securities (the "Code"). This Code applies to all Group employees and members of the board of the Company, including PDMRs (as defined below). The purpose of the Code is to minimise risk that employees place themselves in a position where they could, often with the benefit of hindsight, be suspected of taking advantage of inside information that they may he thought to have, especially in periods leading up to the announcements of results.

If the Code does apply to you, you must understand that your freedom to deal in securities (including in particular, the Company's securities) is restricted in a number of ways - not only by English law (for example, the insider dealing provisions of the Criminal Justice Act 1993) or restrictions in a director's service agreement, but also by the Code. Under the UK Criminal Justice Act 1993, it is a criminal offence for an individual who has information as an insider to deal on a regulated market (which includes AIM for these purposes), or through or as a professional intermediary, in securities whose price would be significantly affected if the inside information were made public. It is also an offence to encourage insider dealing and to disclose inside information with a view to others profiting from it.

The Market Abuse Regulation replaces the current UK market abuse regime. It defines market abuse as “a concept that encompasses unlawful behaviour on the financial markets", which should be understood as comprising:

(a)	Insider dealing

Insider dealing arises where a person possesses inside information and uses that information by acquiring or disposing of (for its own account or for the account of a third party), directly or indirectly, financial instruments to which that information relates. This includes recommending that another person engage in insider dealing, or inducing another person to engage in insider dealing on the basis of that inside information.

(b)	Unlawful disclosure of inside information.

This behaviour arises where a person possesses inside information and discloses that information to any other person, except where the disclosure is made in the normal exercise of an employment, a profession or duties. Insider dealing amounts to unlawful disclosure of inside information where the person disclosing the recommendation or inducement knows or ought to know that it was based on inside information.

(c)	Market manipulation.

Behaviour amounts to market manipulation or attempted market manipulation where, amongst other situations, a person does anything that gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a financial instrument. This includes entering into a transaction or trade, giving information to the media, or otherwise transmitting false or misleading information.

Encouraging someone else to engage in any of the above market abuse behaviours is also an offence. The offence applies to any person, both corporates and individuals, it can catch behaviour outside the UK, it is based on the effect of the behaviour, rather than the intention, and no transaction is required for the offence to apply.

Breaches of this Code will be considered serious and could lead to disciplinary action.

You must take care and where appropriate obtain legal advice and consult the Company’s nominated adviser or solicitors. For example, a dealing which may fall outside the Code might still need to be disclosed to the Company. It is not a defence under the AIM Rules to seek legal advice, you must consult with your nominated adviser.

The preceding introduction and the rule headings in this document, do not form part of the Code, are for guidance and ease of reference only and are not to be construed as affecting the substance or interpretation of the Code.

Compliance with the Code may not constitute a defence to any charge under applicable law.

Part A of this Code contains the Dealing clearance procedures which must be observed by the Company’s PDMRs and those employees who have been told that the clearance procedures apply to them. This means that there will be certain times when such persons cannot Deal in Securities of the Company.

Part B sets out certain additional obligations which only apply to PDMRs.

Failure by any person who is subject to this Code to observe and comply with its requirements may result in disciplinary action. Depending on the circumstances, such non- compliance may also constitute a civil and/or criminal offence.

If you have any questions about this Code please speak to the Company Secretary. This Code supersedes any previous share dealing code.

I hereby approve and authorise this Code.

/s/Mark Learmonth

Name and position: Mark Learmonth (CEO)

[date]

Definitions

AIM Rules	means the AIM Rules for Companies published by the London Stock Exchange plc, as amended from time to time.

Closed Period	means:

(a)	the period of 30 calendar days preceding the release of a preliminary announcement of the Company’s annual results or where either:

i.	no such announcement is released; or

ii.	the disclosed preliminary financial results do not contain all the key information relating to the financial figures that are expected to be included in the annual financial report,

the period of 30 calendar days before the publication of the Company’s annual financial report; or

(b)	the period of 30 calendar days preceding the publication of the Company’s half-yearly and quarterly financial reports; or

(c)	any other period that the directors of the Company, in their absolute discretion, designate as a closed period.

Company	Caledonia Mining Corporation Plc.

Dealing

means any type of transaction in Securities of the Company, including purchases, sales, the exercise of options, the receipt of shares under share plans, using Securities of the Company as security for a loan or other obligation and entering into, amending or terminating any agreement in relation to Securities of the Company (e.g. a Trading Plan), and “Deal” shall be construed accordingly.

Exchange Act	the US Securities Exchange Act of 1934, as amended.

FCA	the UK Financial Conduct Authority.

Group	the Company, its parent undertaking or any member of its group, and “Group Company” means any of them.

Inside Information

information about the Group of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instrument, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments.

Investment Programme	a share acquisition scheme relating only to the Company’s shares under which:

a)	shares are purchased by a Restricted Person pursuant to a regular standing order or direct debit or by regular deduction from the person’s salary or director’s fees; or

b)	shares are acquired by a Restricted Person by way of a standing election to re-invest dividends or other distributions received; or

c)	shares are acquired as part payment of a Restricted Person’s remuneration or director’s fees.

Market Abuse Regulation	the EU Market Abuse Regulation (596/2014).

Notifiable Transaction

any transaction relating to Securities of the Company conducted for the account of a PDMR or PCA, whether the transaction was conducted by the PDMR or PCA or on his or her behalf by a third party and regardless of whether or not the PDMR or PCA had control over the transaction. This captures every transaction which changes a PDMR’s or PCA’s holding of Securities of the Company, even if the transaction does not require clearance under this code. It also includes gifts of Securities of the Company, the grant of options or share awards, the exercise of options or vesting of share awards and transactions carried out by investment managers or other third parties on behalf of a PDMR, including where discretion is exercised by such investment managers or third parties and including under Trading Plans or Investment Programmes. A non-exhaustive or binding list is included in Schedule 3.

PCA	a person closely associated with a PDMR, being:

a)	the spouse or civil partner of a PDMR; or

b)	a PDMR’s child or stepchild under the age of 18 years who is unmarried and does not have a civil partner; or

c)	a relative who has shared the same household as the PDMR for at least one year on the date of the relevant Dealing; or

d)

a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR (or by a PCA referred to in paragraphs (a), (b), or (c) of this definition), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person or which has economic interests which are substantially equivalent to those of such a person.

PDMR	a person discharging managerial responsibilities in respect of the Company, being either:

a)	a director of the Company;

b)	a member of the administrative, management or supervisory body of the Company;

c)

a senior executive who is not a member of the administrative, management or supervisory body of the Company, who have regular access to Inside Information relating directly or indirectly to the Company (including Group Companies) and power to make managerial decisions affecting the future developments and business prospects of the Company; and

d)	any other employee who has been told that he or she is a PDMR.

Restricted Person	a)	a PDMR; or

b)	any other person who has been told by the Company that the clearance procedures in Part A of this Code apply to him or her.

Securities Act	the Ontario Securities Act, R.S.O. 1990.

Securities of the Company

any publicly traded or quoted shares or debt instruments of the Company (or of any of the Company’s subsidiaries or subsidiary undertakings) or derivatives or other financial instruments linked to any of them, including phantom options.

Trading Plan

a written plan entered into by a Restricted Person and an independent third party that sets out a strategy for the acquisition and/or disposal of Securities of the Company by the Restricted Person, and:

a)	specifies the amount of Securities of the Company to be dealt in and the price at which and the date on which the Securities of the Company are to be dealt in; or

b)

gives discretion to that independent third party to make trading decisions about the amount of Securities of the Company to be dealt in and the price at which and the date on which the Securities of the Company are to be dealt in; or

c)	includes a method for determining the amount of Securities of the Company to be dealt in and the price at which and the date on which the Securities of the Company are to be dealt in.

Part A – Clearance procedures

1.	Inside Information

1.1

You cannot at any time tell anyone (including your family, friends and business acquaintances) any confidential information about the Group. In addition, if any information you have about the Company is Inside Information you cannot:

(a)	deal in any Securities of the Company or any instruments linked to them;

(b)	recommend, encourage or induce somebody else to do the same; and/or

(c)	disclose the inside information except where you are required to do so as a part of your employment or duties (you will know if this is the case).

1.2	This behaviour is known as “insider dealing”. The prohibition applies even if you will not profit from the dealing.

2.	Dealing by Restricted Persons

2.1

It is the Company’s policy that certain individuals from time to time be designated as a Restricted Person, because of their involvement in a particular transaction or business situation (for example, the annual results process) which means they may have access to Inside Information. You will be notified if you have been designated a Restricted Person and will also be notified when you are no longer a Restricted Person. If you are a PDMR you will always be considered a Restricted Person.

2.2	A Restricted Person must not Deal in any Securities of the Company without obtaining clearance to Deal in advance in accordance with rule 2 of this Code.

3.	Clearance to Deal

3.1	You must not Deal for yourself or for anyone else, directly or indirectly, in Securities of the Company without obtaining clearance from the Company in advance.

3.2

Applications for clearance to Deal must be made in writing and submitted to the Company Secretary (or a Director designated by the Board for this purpose) using the form set out in Schedule 1. As well as requiring details about your proposed dealing, submission of the form requires you to confirm that you do not have Inside Information.

3.3	If there is any doubt about the ability of any person to deal the Company’s nominated adviser should be consulted.

3.4

You must not submit an application for clearance to Deal if you are in possession of Inside Information. If you become aware that you are or may be in possession of Inside Information after you submit an application, you must inform the Company Secretary (or a Director designated by the Board for this purpose) as soon as possible and you must refrain from Dealing (even if you have been given clearance).

3.5

You will receive a written response to your application, normally within five business days. The Company must maintain a record of the response to any Dealing request made by a Restricted Person and of any clearance given. The Company will not normally give you reasons if you are refused permission to Deal. You must keep any refusal confidential and not discuss it with any other person.

3.6

If you are given clearance, you must Deal as soon as possible and in any event within two business days of receiving clearance. In the event of the Restricted Person not dealing within 2 Business Days then you must “refresh” the clearance to deal (in accordance with this paragraph 3) before dealing.

3.7	Clearance to Deal may be given subject to conditions. Where this is the case, you must observe those conditions when Dealing.

3.8

As a general rule clearance will not be given during a Closed Period or any period where there exists any matter which constitutes Inside Information in relation to the Group. Permission may be given in certain situations but application for clearance will be assessed on a case-by-case basis.

3.9	You must not enter into, amend or cancel a Trading Plan or an Investment Programme under which Securities of the Company may be purchased or sold unless clearance has been given to do so.

3.10

Different clearance procedures will apply where Dealing is being carried out by the Company in relation to an employee share plan (e.g. if the Company is making an option grant or share award to you, or shares are receivable on vesting under a long-term incentive plan). You will be notified separately of any arrangements for clearance if this applies to you.

3.11

If you act as the trustee of a trust, you should speak to the Company Secretary about your obligations in respect of any Dealing in Securities of the Company carried out by the trustee(s) of that trust.

3.12	You should seek further guidance from the Company Secretary before transacting in:

(a)	units or shares in a collective investment undertaking (e.g. a UCITS or an Alternative Investment Fund) which holds, or might hold, Securities of the Company; or

(b)	financial instruments which provide exposure to a portfolio of assets which has, or may have, an exposure to Securities of the Company.

This is the case even if you do not intend to transact in Securities of the Company by making the relevant investment.

4.	Insider Lists

You may from time to time also be notified by the Company that you are on an Insider List (and you will also be notified when this is no longer the case). If you are on an Insider List you will be deemed to have Inside Information about the Group and a “Restricted Person”.

5.	Canadian and US Reporting

Canadian Securities Law

The Securities Act requires a reporting insider of the Company, as a reporting issuer, to file reports disclosing information about transactions involving the Company’s securities or related financial instruments online through SEDI. Requirements for insider reporting are set out in full in National Instrument 55-104 (Insider Reporting Requirements and Exemptions).

US Securities Law

Section 13 of the Exchange Act requires that any holder of more than 5% of any class of an issuer’s equity securities report such ownership. Investors who are not passive investors must report this on a Schedule 13D and passive investors file a Schedule 13G.

Section 16 of the Exchange Act also creates reporting obligations for directors, officers, and 10% stockholders, commonly known as Section 16 insiders, requiring Section 16 insiders to disclose equity ownership on a periodic basis and changes in equity ownership. Section 16(b) also imposes liability on Section 16 insiders to the issuer to return any short swing profits from the purchase and sale, or sale and purchase, of equity securities of the issuer in any six-month period. Section 16 insiders report their equity ownership positions to the SEC using Form 3, Form 4, and Form 5, although if reports are filed under the Canadian requirements on SEDI directors and officers should not also have to make filings under the Exchange Act.

6.	Further guidance

If you are uncertain as to whether or not a particular transaction requires clearance, you must obtain guidance from the Company Secretary before carrying out that transaction.

Part B – Additional provisions for PDMRs

7.	Circumstances for refusal

7.1	You will not ordinarily be given clearance to Deal in Securities of the Company during any period when there exists any matter which constitutes Inside Information or during a Closed Period.

7.2	The Company has a very limited ability to permit a PDMR to trade during a Closed Period but may, as an exception, allow a PDMR to do so where the proposed trading activity:

(a)	is a sale of shares and is necessary because of exceptional circumstances such as severe financial difficulty which require an immediate sale;

(b)	is in relation to specific types of employee benefit scheme;

(c)	is a transfer between the PDMR’s own security accounts and does not result in a change in price of the securities; or

(d)	is in relation to a share qualification contained in the Company’s articles of association and the PDMR has satisfactorily explained to the Company why the acquisition did not happen earlier,

provided that in each case the PDMR is able to demonstrate that the particular trade cannot be executed at any time other than in the relevant Closed Period and they do not have Inside Information.

7.3

A PDMR must talk to the Company Secretary in advance of any proposed transactions in Securities of the Company even when clearance is not required under this Code, and encourage any PCA to do the same.

7.4	If there is any doubt about the ability of any person to deal the Company’s nominated adviser should be consulted.

8.	Notification of transactions

8.1	You must notify the Company and the FCA in writing of every Notifiable Transaction in Securities of the Company conducted for your account as follows:

(a)

Notifications to the Company must be made using the template in Schedule 2 and sent to the Company Secretary as soon as practicable and in any event within one business day of the transaction date. You should ensure that your investment managers (whether discretionary or not) notify you of any Notifiable Transactions conducted on your behalf promptly so as to allow you to notify the Company within this time frame.

(b)

Notifications to the FCA must be made within three business days of the transaction date. A copy of the notification form is available on the FCA’s website. If you would like, the Company Secretary can assist you with this notification, provided that you ask him or her to do so within one business day of the transaction date.

8.2	If you are uncertain as to whether or not a particular transaction is a Notifiable Transaction, you must obtain guidance from the Company Secretary and the Company’s nominated adviser.

9.	PCAs and investment managers

9.1	You must provide the Company with a list of your PCAs and notify the Company of any changes that need to be made to that list.

9.2

Your PCAs are also required to notify the Company and the FCA in writing, within the time frames given in paragraph 7.1, of every Notifiable Transaction conducted for their account. Please see Schedule 3 for examples of Notifiable Transactions. You should inform your PCAs in writing of this requirement and keep a copy; the Company Secretary will provide you with a letter that you can use to do this. If your PCAs would like, the Company Secretary can assist them with the notification to the FCA, provided that your PCA asks the Company Secretary to do so within one business day of the transaction date. A copy of the form for notifying the FCA is available on the FCA’s website.

9.3	You should ask your investment managers (whether or not discretionary) not to Deal in Securities of the Company on your behalf during Closed Periods.

Schedule 1

Clearance application template

Caledonia Mining Corporation Plc (the “Company”)

Application for clearance to deal

If you wish to apply for clearance to deal under the Company’s dealing code, please complete sections 1 and 2 of the table below and submit this form to the Company Secretary. By submitting this form, you will be deemed to have confirmed and agreed that:

(a)	the information included in this form is accurate and complete;

(b)	you are not in possession of inside information relating to the Company or any Securities of the Company;

(c)	if you are given clearance to deal and you still wish to deal, you will do so as soon as possible and in any event within two business days; and

(d)	if you become aware that you are in possession of inside information before you deal, you will inform the Company Secretary and refrain from dealing.

1.	Applicant
a)	Name
b)	Contact details	[For executive directors and other employees, please include email address and extension number.] [For non-executive directors, please include email address and telephone number.]
2.	Proposed dealing
a)	Description of the securities	[e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
b)	Number of securities	[If actual number is not known, provide a maximum amount (e.g. ‘up to 100 shares’ or ‘up to £1,000 of shares’).]
c)	Nature of the dealing

[Description of the transaction type (e.g. acquisition; disposal; subscription; option exercise; settling a contract for difference; entry into, or amendment or cancellation of, an Investment Programme or Trading Plan).]

d)	Other details

[Please include all other relevant details which might reasonably assist the person considering your application for clearance (e.g. transfer will be for no consideration).]

[If you are applying for clearance to enter into, amend or cancel an Investment Programme or Trading Plan, please provide full details of the relevant Investment Programme or Trading Plan or attach a copy of its terms.]

Schedule 2

Notification template

http://www.fca.org.uk/static/documents/forms/pdmr-notification-form.pdf

Caledonia Mining Corporation Plc (the “Company”)

Transaction notification

Please send your completed form to [name] [(email address)]. If you require any assistance in completing this form, please contact [name].

1.	Details of PDMR / person closely associated with them (‘PCA’)
a)	Name	[Include first name(s) and last name(s).] [If the PCA is a legal person, state its full name including legal form as provided for in the register where it is incorporated, if applicable.]
b)	Position / status	[For PDMRs, state job title e.g. CEO, CFO.] [For PCAs, state that the notification concerns a PCA and the name and position of the relevant PDMR.]
c)	Initial notification / amendment	[Please indicate if this is an initial notification or an amendment to a prior notification. If this is an amendment, please explain the previous error which this amendment has corrected.]
2.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument	[State the nature of the instrument e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
b)	Nature of the transaction

[Description of the transaction type e.g. acquisition, disposal, subscription, contract for difference, etc.]

[Please indicate whether the transaction is linked to the exercise of a share option programme.]

[If the transaction was conducted pursuant to an Investment Programme or a Trading Plan, please indicate that fact and provide the date on which the relevant Investment Programme or Trading Plan was entered into.]

c)	Price(s) and volume(s)

[Where more than one transaction of the same nature (purchase, disposal, etc.) of the same financial instrument are executed on the same day and at the same place of transaction, prices and volumes of these transactions should be separately identified in the table above, using as many lines as needed. Do not aggregate or net off transactions.]

[In each case, please specify the currency and the metric for quantity.]

d)	Aggregated information Aggregated volume Price

[Please aggregate the volumes of multiple transactions when these transactions:

●         relate to the same financial instrument;

●         are of the same nature;

●         are executed on the same day; and

●         are executed at the same place of transaction.]

[Please state the metric for quantity.]

[Please provide:

●         in the case of a single transaction, the price of the single transaction; and

●         in the case where the volumes of multiple transactions are aggregated, the weighted average price of the aggregated transactions.]

e)	Date of the transaction	[Date of the particular day of execution of the notified transaction, using the date format: YYYY-MM-DD and please specify the time zone.]
f)	Place of the transaction	[Please name the trading venue where the transaction was executed. If the transaction was not executed on any trading venue, please state ‘outside a trading venue’ in this box.]

Schedule 3

Notifiable Transactions

Transaction
An acquisition, disposal, short sale, subscription or exchange

The acceptance or exercise of a share option or award, including of a share option/award granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise and/or vesting of a share option/award

Entering into or exercising equity swaps
Transactions in or related to derivatives, including cash-settled transactions
Entering into a contract for difference on a financial instrument of the Company
The acquisition, disposal or exercise of rights, including put and call options, and warrants
Subscriptions to a capital increase or debt instrument issuance
Transactions in derivatives and financial instruments linked to a debt instrument of the concerned issuer, including credit default swaps
Conditional transactions, upon the occurrence of the conditions and actual execution of the transactions
Automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares
Gifts and donations made or received, and inheritance received
Transactions executed in index-related products, baskets and derivatives
Transactions executed by a manager of an alternative investment fund in which the PDMR or its PCA has invested
Transactions executed in shares or units of investment funds, including alternative investment funds (AIFs)
Transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a PDMR or their PCA
Borrowing or lending of shares or debt instruments of the Company or derivatives or other financial instruments linked to them

The pledging or lending of financial instruments by a PDMR or a PCA. A pledge or similar security interest, of financial instruments in connection with the depositing of the financial instruments in a custody account does not need to be notified, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility

Transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a PDMR or a PCA, including where discretion is exercised

Transactions made under a life insurance policy, where the policyholder is a PDMR or a PCA and they bear the investment risk and have the power or discretion to make investment decisions in relation to the policy. No notification obligation is imposed on the insurance company